Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: April 2006

1)	Beginning of the Month Principal Receivables:	$36,723,008,758.16
2)	Beginning of the Month Finance Charge Receivables:	$576,926,426.14
3)	Beginning of the Month AMF Receivables :	$60,615,187.09
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,360,550,371.39

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,240,834,562.87
11)	Additional Finance Charge Receivables:	$27,292,513.36
12)	Additional AMF Receivables	$2,969,001.89
13)	Additional Total Receivables:	$1,271,096,078.12

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$37,823,364,338.61
16)	End of the Month Finance Charge Receivables:	$596,251,656.27
17)	End of the Month AMF Receivables	$65,576,582.71
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$38,485,192,577.59

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,880,338,946.99

22)	End of the Month Seller Percentage	13.07%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: April 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	360,203	$428,964,225.41
	3)	60 - 89 days delinquent	189,032	$265,965,591.91
	4)	90+ days delinquent	427,188	$620,117,517.98

	5)	Total 30+ days delinquent	976,423	$1,315,047,335.30

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.42%

7)	Defaulted Accounts during the Month		144,482	$152,344,280.23

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.82%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: April 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,451,644,121.50	16.70%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,821,972,290.22	15.34%

	3)	Prior Month Billed Finance Charges and Fees	$434,859,209.09
	4)	Amortized AMF Income	$39,335,318.04
	5)	Interchange Collected	$96,555,763.03
	6)	Recoveries of Charged Off Accounts	$70,678,734.23
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$641,429,024.39	20.27%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: April 2006

1)	Beginning Unamortized AMF Balance			$204,737,787.64
	2)	+ AMF Slug	$13,176,136.87
	3)	+ AMF Collections	$27,578,124.93
	4)	- Amortized AMF Income	$39,335,318.04
5)	Ending Unamortized AMF Balance			$206,156,731.40

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables